Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the inclusion in this registration statement of Rezolve AI Limited and Subsidiaries on Form F-4 of our report dated May 20, 2024, with respect to our audits of the carve-out consolidated financial statements of Rezolve AI Limited and Subsidiaries as of December 31, 2023 and 2022 (Restated) and for the years ended December 31, 2023 and December 31, 2022 (restated). Our report includes an explanatory paragraph as to the company’s ability to continue as a going concern and an emphasis-of-matter for the Restatement of the 2022 Financial Statements. We also consent to the reference to our firm under the heading Experts in such registration statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

May 20, 2024